Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74269 of The Gymboree Corporation and subsidiaries on Form S-8 of our report dated June 25, 2004, appearing in this Annual Report on Form 11-K of The Gymboree Corporation 401(k) Plan for the years ended December 31, 2003 and 2002.

By /s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 25, 2004